SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.    )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]	Preliminary Proxy Statement	[ ]	Confidential, for Use of the Commission Only
[X]	Definitive Proxy Statement		(as permitted by Rule 14a-6(e)(2))
[ ]	Definitive Additional Materials
[ ]	Soliciting Material Under Rule 14a-12

Synaptics Incorporated

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
Payment of Filing Fee (Check the appropriate box):

[X]	No fee required.
[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	1)	Title of each class of securities to which transaction applies:

	2)	Aggregate number of securities to which transaction applies:

	3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	4)	Proposed maximum aggregate value of transaction:

	5)	Total fee paid:

[ ]	Fee paid previously with preliminary materials:

[ ]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
	1)	Amount previously paid:

	2)	Form, Schedule or Registration Statement No.:

	3)	Filing Party:

	4)	Date Filed:

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
October 21, 2003

     The Annual Meeting of Stockholders of Synaptics Incorporated, a Delaware corporation, will be held at 1:00 p.m., on Tuesday, October 21, 2003, at the Hyatt San Jose located at 1740 North First Street, San Jose, California, for the following purposes:

     1.     To elect one director to serve for a three-year term expiring in 2006.

     2.     To ratify the appointment of KPMG LLP as our independent public accountants for the fiscal year ending June 26, 2004.

     3.     To transact such other business as may properly come before the meeting or any adjournment thereof.

     The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

     Only stockholders of record at the close of business on September 10, 2003 are entitled to notice of and to vote at the meeting.

     All stockholders are cordially invited to attend the meeting in person. To assure your representation at the meeting, however, you are urged to mark, sign, date, and return the enclosed proxy as promptly as possible in the postage-prepaid envelope enclosed for that purpose. Any stockholder of record attending the meeting may vote in person even if the stockholder previously has returned a proxy.

Sincerely,

San Jose, California	Russ J. Knittel
September 12, 2002	Secretary

SYNAPTICS INCORPORATED
2381 Bering Drive
San Jose, California 95131

PROXY STATEMENT

VOTING AND OTHER MATTERS

General

     The enclosed proxy is solicited on behalf of Synaptics Incorporated, a Delaware corporation, by our board of directors for use at our Annual Meeting of Stockholders to be held on Tuesday, October 21, 2003 at 1:00 p.m., or at any adjournment thereof, for the purposes set forth in this proxy statement and in the accompanying meeting notice. The meeting will be held at the Hyatt San Jose located at 1740 North First Street, San Jose, California.

     These proxy solicitation materials were first mailed on or about September 16, 2003 to all stockholders entitled to vote at the meeting.

Voting Securities and Voting Rights

     Stockholders of record at the close of business on September 10, 2003, which we have set as the record date, are entitled to notice of and to vote at the meeting. On the record date, there were issued and outstanding 24,038,720 shares of our common stock, $0.001 par value per share.

     The presence, in person or by proxy, of the holders of a majority of the total number of shares of common stock outstanding constitutes a quorum for the transaction of business at the meeting. Each stockholder voting at the meeting, either in person or by proxy, may cast one vote per share of common stock held on all matters to be voted on at the meeting. Assuming that a quorum is present, the person receiving the largest number of “for” votes of common stock of our company present in person or represented by proxy at the meeting and entitled to vote (a plurality) will be elected as a director. Assuming that a quorum is present, the affirmative vote of a majority of the shares of common stock of our company present in person or represented by proxy at the meeting and entitled to vote is required for the ratification of the appointment of KPMG LLP as our independent public accountants for the fiscal year ending June 26, 2004.

     Votes cast by proxy or in person at the meeting will be tabulated by the election inspectors appointed for the meeting and will determine whether a quorum is present. The election inspectors will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum, but as unvoted for purposes of determining the approval of any matter submitted to the stockholders for a vote. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter.

Voting of Proxies

     When a proxy is properly executed and returned, the shares it represents will be voted at the meeting as directed. If no specification is indicated, the shares will be voted (i) “for” the election of the nominee for director set forth in this proxy statement; (ii) “for” the ratification of the appointment of KPMG LLP as our independent public accountants for the fiscal year ending June 26, 2004; and (iii) as the proxies specified in the proxy deem advisable on any such other matters as may come before the meeting.

Revocability of Proxies

     Any stockholder giving a proxy may revoke the proxy at any time before its use by delivering to us either a written notice of revocation, or by delivering to us a duly executed proxy bearing a later date, or by attending the meeting and voting in person.

Solicitation

     We will bear the cost of this solicitation. In addition, we may reimburse brokerage firms and other persons representing beneficial owners of shares for expenses incurred in forwarding solicitation materials to such beneficial owners. Proxies also may be solicited by certain of our directors and officers, personally or by telephone or e-mail, without additional compensation.

Annual Report and Other Matters

     Our 2003 Annual Report to Stockholders, which was mailed to stockholders with or preceding this proxy statement, contains financial and other information about our company, but is not incorporated into this proxy statement and is not to be considered a part of these proxy soliciting materials or subject to Regulations 14A or 14C or to the liabilities of Section 18 of the Securities Exchange Act of 1934. The information contained in the “Compensation Committee Report on Executive Compensation,” “Audit Committee Report,” and “Performance Graph” below shall not be deemed “filed” with the Securities and Exchange Commission or subject to Regulations 14A or 14C or to the liabilities of Section 18 of the Exchange Act.

     We will provide upon written request, without charge to each stockholder of record as of the record date, a copy of our Annual Report on Form 10-K for the year ended June 28, 2003 as filed with the SEC. Any exhibits listed in the Form 10-K report also will be furnished upon request at the actual expense we incur in furnishing such exhibits. Any such requests should be directed to our company’s Secretary at our executive offices set forth in this proxy statement.

ELECTION OF DIRECTORS

Nominees

     Our certificate of incorporation and bylaws provide that the number of directors shall be fixed from time to time by resolution of our board of directors or stockholders. Presently, the number of directors is fixed at five and that number of directors is divided into three classes, with one class standing for election each year for a three-year term. The board of directors has nominated Keith B. Geeslin for election as the Class 1 director for a three-year term expiring in 2006 or until his successor has been elected and qualified.

     Unless otherwise instructed, the proxy holders will vote the proxies received by them for the nominee named above. Mr. Geeslin currently is a director of our company. In the event that Mr. Geeslin is unable or declines to serve as a director at the time of the meeting, the proxies will be voted for any nominee designated by the current board of directors to fill the vacancy. It is not expected that Mr. Geeslin will be unable or will decline to serve as a director.

     The board of directors recommends a vote “for” the nominee named herein.

     The following table sets forth certain information regarding our directors and the nominee for director:

Name	Age	Position	Term Expires

Federico Faggin	61	Chairman of the Board	2004
Francis F. Lee	51	President, Chief Executive Officer, and Director	2005
Keith B. Geeslin	50	Director	2003
Richard L. Sanquini	68	Director	2005
W. Ronald Van Dell	46	Director	2004

     Federico Faggin co-founded our company and has served as its Chairman of the Board since January 1999. He served as a director, President and Chief Executive Officer from March 1987 to December 1998. Mr. Faggin is currently President, Chief Executive Officer and director of Foveon, Inc. He is also a director of BlueArc, Inc., Zilog, Inc., a public company and a designer, manufacturer, and marketer of integrated microcontroller products, and Chairman of the Board of Integrated Device Technology, Inc., a public company and a producer of integrated circuits. Mr. Faggin also co-founded Cygnet Technologies, Inc. in 1982 and Zilog, Inc. in 1974. Mr. Faggin served as Department Manager in Research and Development at Intel Corporation from 1970 to 1974 and led the design and development of the world’s first microprocessor and more than 25 integrated circuits. In 1968, Mr. Faggin was employed by Fairchild Semiconductor and led the development of the original MOS Silicon Gate Technology and designed the world’s first commercial integrated circuit to use such technology. He is the recipient of many honors and awards including the 1988 International Marconi Fellowship Award, the 1994 IEEE W. Wallace McDowell Award, and the 1997 Kyoto Prize. In addition, in 1996, Mr. Faggin was inducted in the National Inventor’s Hall of Fame for the co-invention of the microprocessor. Mr. Faggin holds a doctorate in physics, summa cum laude, from the University of Padua, Italy. He also holds honorary doctorate degrees in computer science from the University of Milan, Italy and in electrical engineering from the University of Rome, Italy.

     Francis F. Lee has served as a director and the President and Chief Executive Officer of our company since December 1998. He was a consultant from August 1998 to November 1998. From May 1995 until July 1998, Mr. Lee served as General Manager of NSM, a Hong Kong-based joint venture between National Semiconductor Corporation and S. Megga. Mr. Lee held a variety of executive positions for National Semiconductor from 1988 until August 1995. These positions included Vice President of Communication and Computing Group, Vice President of Quality and Reliability, Director of Standard Logic Business Unit, and various other operations and engineering management positions. Mr. Lee holds a Bachelor of Science degree, with honors, in electrical engineering from the University of California at Davis.

     Keith B. Geeslin has been a director of our company since 1986. Mr. Geeslin serves as Managing General Partner of the Sprout Group, a venture capital firm. He joined the Sprout Group in 1984 and became a General Partner in 1988 and the Managing General Partner in 2001. In addition, he is a general or limited partner in a series of investment funds associated with the Sprout Group, a division of DLJ Capital Corporation, which is a subsidiary of Credit Suisse First Boston (USA), Inc. Mr. Geeslin is currently a director of Paradyne Networks Inc., a public company that produces communication products for network service providers and business customers. Mr. Geeslin is also a director of several privately held companies. He has also served as a director of the Western Association of Venture Capitalists. Mr. Geeslin holds a Bachelor of Science degree in electrical engineering and a Masters of Science degree in engineering and economic systems from Stanford University and a Masters of Arts degree in philosophy, politics, and economics from Oxford University.

     Richard L. Sanquini has been a director of our company since 1994. Mr. Sanquini is currently a consultant for our company, Foveon, Inc., National Semiconductor, and several privately held companies. From January 1999 to November 1999, Mr. Sanquini served as Senior Vice President and General Manager of the Consumer and Commercial Group of National Semiconductor; from April 1998 to December 1998, he served as Senior Vice President and General Manager of the Cyrix Group of National Semiconductor; from November 1997 to March 1998, he served as Senior Vice President and General Manager of the Personal Systems Group of National Semiconductor; from April 1996 to October 1997, he served as Senior Vice President and Chief Technology Officer of the Corporate Strategy, Business Development, and Intellectual Property Protection Group of National Semiconductor; and from December 1995 to March 1996, he served as Senior Vice President of the Business Development and Intellectual Property Protection Group of National Semiconductor. Prior to National Semiconductor, he was with RCA, where he directed its memory and microprocessor businesses. Mr. Sanquini also has been a director of Foveon, Inc. since August 1997. Mr. Sanquini holds a Bachelor of Science degree in electrical engineering from the Milwaukee School of Engineering, Wisconsin.

     W. Ronald Van Dell has been a director of our company since April 2002. Since December 2000, Mr. Van Dell has served as the president and CEO of Legerity, a fabless analog/mixed-signal semiconductor company. Prior to joining Legerity, from July 1999 until December 2000, Mr. Van Dell served as general manager for Dell Computer’s Dimension product line. Prior to joining Dell Computer, Mr. Van Dell served from November 1997 until July 1999 as vice president and general manager of the communication integrated circuit business, and from August 1995 until October 1997 as vice president and general manager of worldwide marketing and sales, for Harris

Semiconductor (now Intersil Corporation). Mr. Van Dell has been a member of the Switzerland-based World Economic Forum and holds a Bachelor of Science degree in electrical engineering from Michigan Technological University.

Meetings and Board Committees

     Our bylaws authorize our board of directors to appoint among its members one or more committees consisting of one or more directors. During the fiscal year ended June 28, 2003, our board of directors had an audit committee and a compensation committee. Our board of directors appointed a nominating committee following the end of the fiscal year. As of July 1, 2003, each member of the audit committee, the compensation committee, and the nominating committee is an independent director within the meaning of current Nasdaq requirements.

     The members of the audit committee during the fiscal year ended June 28, 2003 were Messrs. Geeslin, Sanquini, and Van Dell, each of whom is a non-employee director of our company. The purpose of the audit committee is to (1) review our internal accounting controls and auditing practices and procedures; (2) consult with and review the services provided by our independent auditors; and (3) make recommendations to the board of directors about selecting independent auditors.

     The compensation committee consists of Messrs. Faggin and Sanquini. The compensation committee reviews and recommends to the board of directors the salaries, incentive compensation, and benefits of our officers and employees, including stock compensation and loans, and administers our stock plans and employee benefit plans.

     The board of directors held a total of six meetings during the fiscal year ended June 28, 2003. The audit committee met separately at five meetings during the fiscal year ended June 28, 2003. The compensation committee held a total of five meetings during the fiscal year ended June 28, 2003. Each of our directors attended at least 75% of the aggregate of (1) the total number of meetings of our board of directors held during fiscal 2003, and (2) the total number of meetings held by all committees of our board of directors on which such person served during fiscal 2003.

Director Compensation

     All non-employee directors except Mr. Faggin are reimbursed for their expenses for attending board and committee meetings. The company pays a fee of $1,500 to non-employee directors for attendance at board meetings and $500 for attendance at committee meetings. In addition, directors are eligible to receive grants of stock options under our 2001 incentive compensation plan. During fiscal 2003, we granted options to purchase shares of common stock to the following non-employee directors: options to purchase 10,000 shares at an exercise price of $7.37 per share were granted to Mr. Geeslin; options to purchase 30,000 shares at an exercise price of $7.37 were granted to Mr. Faggin; options to purchase 10,000 shares at an exercise price of $7.37 were granted to Mr. Sanquini; and options to purchase 50,000 shares at $6.56 were granted to Mr. Van Dell. Twenty-five percent of Mr. Geeslin’s, Mr. Faggin’s, and Mr. Sanquini’s options vest and become exercisable on the first anniversary of the date of grant, and options to purchase 1/48th of the total shares vest and become exercisable on the 5th day of each month thereafter. Twenty-five percent of Mr. Van Dell’s options vested and became exercisable on April 23, 2003, and options to purchase 1/48th of the total shares vested or will vest and became or will become exercisable on the 23rd day of each month thereafter.

EXECUTIVE COMPENSATION

     The following table sets forth, for the periods indicated, the total compensation earned for services provided to us in all capacities by our chief executive officer and our four next most highly compensated executive officers whose aggregate compensation exceeded $100,000 during fiscal 2003, whom we refer to as the named executive officers.

SUMMARY COMPENSATION TABLE

					Long-Term
					Compensation

					Awards

	Annual Compensation				Securities
					Underlying
Name and Principal Position	Year	Salary ($)		Bonus ($)	Options (#)(1)

Francis F. Lee	2003	278,000		175,000	200,000
President, Chief Executive Officer, and Director	2002	230,000		230,000	200,000
	2001	220,000		175,000	250,000
Donald E. Kirby	2003	213,000		75,000	50,000
Senior Vice President and General Manager PC	2002	205,000		133,000	55,000
Products	2001	195,000		90,000	40,000
Russell J. Knittel	2003	208,000		74,000	50,000
Senior Vice President, Chief Financial Officer,	2002	200,000		125,000	15,000
Chief Administrative Officer, and Secretary	2001	190,000		67,000	45,000
	2003	183,000		46,000	20,000
Shawn P. Day, Ph.D.	2002	178,000		69,000	25,000
Vice President of Research and Development	2001	170,000		45,000	60,000
	2003	259,108	(2)	—	30,000
Thomas D. Spade	2002	242,211	(2)	—	25,000
Vice President of Worldwide Sales	2001	199,883	(2)	—	50,000

(1)	The exercise price of all stock options granted was equal to the fair market value of our common stock on the date of grant.

(2)	Mr. Spade received certain prerequisites, the value of which did not exceed the lesser of $50,000 or 10% of his salary and bonus during fiscal 2003.

Option Grants

     The table below provides information about the stock options granted to the named executive officers during the fiscal year ended June 28, 2003. These options were granted under our 2001 incentive compensation plan and have a term of 10 years. The options may terminate earlier if the optionholder stops providing services to us.

     The percentage of total options in the table below was calculated based on options to purchase an aggregate of 1,441,500 shares of our common stock granted to our employees in fiscal 2003.

OPTION GRANTS IN LAST FISCAL YEAR

	Individual Grants				Potential Realizable
					Value at Assumed
	Number of	Percent of Total			Annual Rates of
	Securities	Options			Stock Price Appreciation
	Underlying	Granted to			for Option Term(2)
	Options	Employees in	Exercise	Expiration
Name	Granted(#)(1)	Fiscal Year	Price($/Sh)	Date	5%	10%

Francis F. Lee	200,000	13.9%	$7.37	2/05/2013	$926,991	$2,349,176
Donald E. Kirby	50,000	3.5%	$6.00	7/30/2012	$188,668	$478,123
Russell J. Knittel	50,000	3.5%	$6.00	7/30/2012	$188,668	$478,123
Shawn P. Day, Ph.D.	20,000	1.4%	$6.00	7/30/2012	$75,467	$191,249
Thomas D. Spade	30,000	2.1%	$6.00	7/30/2012	$113,201	$286,874

(1)	Twenty-five percent of Mr. Lee’s options vest and become exercisable on February 5, 2004, and 1/48th of the total number of options granted will vest and become exercisable on the 5th day of each month thereafter. Twenty-five percent of Mr. Kirby’s, Mr. Knittel’s, Mr. Day’s, and Mr. Spade’s options each vested and became exercisable on July 30, 2003, and 1/48th of the total number of options granted each vested or will vest and became or will become exercisable on the 30th day of each month thereafter.

(2)	Potential gains are net of the exercise price, but before taxes associated with the exercise. Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. The assumed 5% and 10% rates of stock price appreciation are provided in accordance with the rules of the SEC and do not represent our estimate or projection of the future price of our company’s common stock. Actual gains, if any, on stock option exercises will depend upon the future market prices of our common stock.

Option Exercises and Option Holdings

     The following table describes, for the named executive officers, the number of shares acquired and the value realized upon exercise of stock options during fiscal 2003 and the exercisable and unexercisable options held by them as of June 28, 2003.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-
END OPTION VALUES

			Number of Securities		Value of Unexercised
			Underlying Unexercised		In-The-Money Options at
	Shares		Options at June 28, 2003 (#)		June 28, 2003 ($) (1)
	Acquired on	Value
	Exercise (#)	Realized ($)	Exercisable	Unexercisable	Exercisable	Unexercisable
Francis F. Lee	0	$0	308,333	716,667	$3,681,747	$5,408,753
Donald E. Kirby	50,000	$524,816	209,478	135,522	$2,220,690	$1,107,910
Russell J. Knittel	30,000	$314,777	101,771	158,229	$1,071,646	$1,222,153
Shawn P. Day, Ph.D.	10,000	$34,000	66,666	98,334	$749,076	$826,124
Thomas D. Spade	36,829	$382,516	67,753	100,418	$766,701	$817,756

(1)	Calculated based upon the June 27, 2003, Nasdaq National Market closing price of $13.38 per share, multiplied by the number of shares held, less the aggregate exercise price for such shares.

Employment Agreements

     We have no written employment contracts with our executive officers or directors. We do have, however, employment agreements or signed terms-and-conditions agreements with certain employees. We offer our employees medical, dental, vision, life, and disability insurance benefits. Our executive officers and other key personnel are eligible to receive incentive bonuses and are eligible to receive stock options under our stock option plans.

Severance Policy

     We maintain a severance policy for our principal executive officers who have completed at least one full year of employment with our company. Under the policy, we will pay base salary and targeted bonus and maintain benefits following a termination of employment without cause for one year in the case of the chief executive officer and six months in the case of other executive officers and continue to vest stock options for one year in the case of the chief executive officer and six months in the case of all other executive officers unless the options provide otherwise. In the event of death, we pay to the estate of the executive the executive’s base salary and targeted bonus for one year in the case of the chief executive officer and 50% of the base salary and targeted bonus in the case of all other executive officers. Messrs. Lee, Kirby, Knittel, Day, McKinnon, Spade, and Stacy currently are subject to the severance policy.

     At the commencement of his employment in April 2000, our company agreed to provide Mr. Knittel with six months severance pay in the event of a change of control or a constructive termination as a result of reduced responsibilities or stature within the Company. Various outstanding stock options are not covered by the severance policy. Mr. Faggin holds options for 415,000 shares and Mr. Lee holds options for 225,000 shares that provide for immediate vesting of 50% of the unvested options in the event of a change of control. Mr. Knittel holds options for 130,000 shares that provide for immediate vesting of 100% of his unvested options upon a change of control or a constructive termination as a result of reduced responsibilities or stature within our company. Messrs. Lee, Kirby and Knittel hold options for 200,000, 50,000, and 50,000 shares, respectively, that provide for immediate vesting of 100% of unvested options upon a change of control. Subsequent to the fiscal year end, Mr. Kirby and Mr. Knittel were granted options for 50,000 and 55,000 shares, respectively, that provide for vesting upon a change of control in accordance with the terms of the Change of Control and Severance Agreements described below.

Change of Control and Severance Agreements

     We are a party to a Change of Control and Severance Agreement with each of Francis F. Lee, Donald J. Kirby, and Russell J. Knittel. The agreements become effective upon a change of control of our company as defined in the agreements. Under the agreements, each of the executives has agreed to remain employed by our company or its successor for a rolling one-year period after a change of control upon the same terms and conditions that existed immediately prior to the change of control and to refrain from competing with our company during the term of employment and while any severance payments are being made. The agreements provide for the payment by our company, for one year after termination of employment by our company without good cause or by the executive for good reason, as defined in the agreements, or by the executive for any reason during the 30-day period following the first anniversary of the change of control, of compensation equal to the greater of two times the average of the base salary and bonus for the two years prior to such termination or the base salary and targeted bonus for the fiscal year in which such termination occurs in the case of Mr. Lee and the greater of the average of the base salary and bonus for the two years prior to such termination or the base salary and targeted bonus for the fiscal year in which such termination occurs in the case of Messrs. Kirby and Knittel. In the case of such termination, the agreements also provide for the continuation of insurance coverage on the executive and the executive’s family for two years in the case of Mr. Lee and one year in the case of Mr. Kirby and Knittel. In addition, the agreements provide for the continuation of base salary payments and benefit coverage for the executive’s family for a period of 12 months after the death of the executive and for the payment in the event of disability of a lump sum equal to the greater of two times the average of the base salary and bonus for the two fiscal years prior to such termination or the executive’s base salary and targeted bonus for the fiscal year in which such termination occurs in the case of Mr. Lee and the greater of the average of the base salary and bonus for the two fiscal years prior to such termination or the executive’s base salary and targeted bonus for the fiscal year in which such termination occurs in the case of Messrs. Kirby and Knittel. The agreements provide that in the event of a change of control 50% of unvested options vest immediately and the remaining 50% of unvested options vest immediately if the executive is terminated by our company without good cause or by the executive for good reason. All vested options, including those vesting under the terms of the agreements, will be exercisable during their full term in the event of a change of control.

Indemnification Under our Certificate of Incorporation and Bylaws

     Our certificate of incorporation provides that no director will be personally liable to our company or its stockholders for monetary damages for breach of a fiduciary duty as a director, except to the extent such exemption or limitation of liability is not permitted under the Delaware General Corporation Law. The effect of this provision in the certificate of incorporation is to eliminate the rights of our company and its stockholders, either directly or through stockholders’ derivative suits brought on behalf of our company, to recover monetary damages from a director for breach of the fiduciary duty of care as a director except in those instances described under the Delaware General Corporation Law. In addition, we have adopted provisions in our bylaws and entered into indemnification agreements that require us to indemnify our directors, officers, and certain other representatives of our company against expenses and certain other liabilities arising out of their conduct on behalf of our company to the maximum extent and under all circumstances permitted by law. Indemnification may not apply in certain circumstances to actions arising under the federal securities laws.

1986 Incentive Stock Option Plan and 1986 Supplemental Stock Option Plan

     Our 1986 incentive stock option plan provided for the grant of incentive stock options to our key employees, including employee directors. Our 1986 supplemental stock option plan provided for the grant of nonstatutory stock options to employees, directors, and consultants. As of June 28, 2003, there were outstanding options to acquire 6,875 shares of our common stock under the two 1986 plans. The 1986 incentive stock option plan and the 1986 supplemental stock option plan expired in November 1996, and no additional options will be issued under those plans. The expiration date, the maximum number of shares purchasable, and the other provisions of the options, including vesting provisions, were established at the time of grant. Options were granted for terms of up to 10 years and became exercisable in whole or in one or more installments at such time as was determined by the administrator upon the grant of the options.

     Under the 1986 incentive stock option plan, exercise prices of options are equal to not less than 100% of the fair market value of our common stock at the time of the grant. Under the 1986 supplemental stock option plan, exercise prices of options are equal to not less than 85% of the fair market value of our common stock at the time of the grant. The exercise price for any options granted under the 1986 incentive stock option plan and the 1986 supplemental stock option plan may be paid in cash, in shares of our common stock valued at fair market value on the exercise date, or in any other form of legal consideration that may be acceptable to the board of directors or administrator in their discretion. In addition, the administrator may provide financial assistance to one or more optionees in the exercise of their outstanding options by allowing any such individual to deliver an interest-bearing promissory note in payment of the exercise price and any associated withholding taxes incurred in connection with the exercise or purchase. In the event of a change of control of our company, we would expect that options outstanding under the 1986 incentive stock option plan and the 1986 supplemental stock option plan at the time of the transaction would be assumed or replaced with substitute options by the acquiror. If our acquiror did not agree to assume or replace outstanding awards, either the exercise period of all options would accelerate and terminate if not exercised upon consummation of the acquisition, or such options would remain in effect. Outstanding awards under the 1986 incentive stock option plan and the 1986 supplemental stock option plan will be adjusted in the event of a stock split, stock dividend, or other similar change in our capital stock without the receipt of consideration by us.

1996 Stock Option Plan

     Our 1996 stock option plan provides for the grant of incentive stock options to employees, including employee directors, and of nonstatutory stock options to employees, directors, and consultants. The purposes of the 1996 stock option plan are to attract and retain the best available personnel, to provide additional incentives to our employees and consultants, and to promote the success of our business. The 1996 stock option plan was originally adopted by our board of directors in December 1996 and approved by our stockholders in November 1996. The 1996 stock option plan provides for the issuance of options and rights to purchase up to 5,380,918 shares of our common stock. Unless terminated earlier by the board of directors, the 1996 stock option plan will terminate in December 2006.

     As of June 28, 2003, 3,007,060 options to purchase shares of common stock were outstanding under the 1996 stock option plan and 2,067,779 shares had been issued upon exercise of outstanding options.

     The 1996 stock option plan may be administered by the board of directors or a committee of the board, each known as the administrator. The administrator determines the terms of options granted under the 1996 stock option plan, including the number of shares subject to the award, the exercise or purchase price, the vesting and exercisability of the award, and any other conditions to which the award is subject. Incentive stock options granted under the 1996 stock option plan must have an exercise price of at least 100% of the fair market value of the common stock on the date of grant (110% if the option is granted to a stockholder who, at the time the option is granted, owns stock representing more than 10% of the total combined voting power of all classes of our stock). Nonstatutory stock options granted under the 1996 stock option plan must have an exercise price of at least 85% of the fair market value of the common stock on the date of grant (110% if the option is granted to a stockholder who, at the time the option is granted, owns stock representing more than 10% of the total combined voting power of all classes of our stock). The exercise price for any options granted under the 1996 stock option plan may be paid in cash, in shares of our common stock valued at fair market value on the exercise date, or in any other form of legal consideration that may be acceptable to the board of directors or administrator in their discretion. The option may also be exercised through a same-day sale program without any cash outlay by the optionee. In addition, the administrator may provide financial assistance to one or more optionees in the exercise of their outstanding options by allowing any such individual to deliver an interest-bearing promissory note in payment of the exercise price and any associated withholding taxes incurred in connection with the exercise or purchase.

     With respect to options granted under the 1996 stock option plan, the administrator determines the term of options, which may not exceed 10 years, or five years in the case of an incentive stock option granted to a holder of more than 10% of the total voting power of all classes of our stock. An option is nontransferable other than by will or the laws of descent and distribution and may be exercised during the lifetime of the optionee only by the optionee. Stock options are generally subject to vesting, meaning that the optionee earns the right to exercise the option over a specified period of time only if he or she continues to provide services to our company over that period.

     If our company or its business is acquired by another corporation, we would expect that options outstanding under the 1996 stock option plan at the time of the transaction would be assumed or replaced with substitute options by our acquiror. If our acquiror did not agree to assume or replace outstanding awards, all options would terminate upon consummation of the acquisition. Outstanding awards and the number of shares remaining available for issuance under the 1996 stock option plan will adjust in the event of a stock split, stock dividend, or other similar change in our capital stock without the receipt of consideration by us. The administrator has the authority to amend or terminate the 1996 stock option plan, but no action may be taken that impairs the rights of any holder of an outstanding option without the holder’s consent. In addition, we must obtain stockholder approval of amendments to the plan as required by applicable law.

2000 Nonstatutory Stock Option Plan

     Our 2000 nonstatutory stock option plan provides for the grant of nonstatutory stock options to employees and consultants. The purposes of the 2000 nonstatutory stock option plan are to attract and retain the best available personnel, to provide additional incentives to our employees and consultants, and to promote the success of our business. The 2000 nonstatutory stock option plan was adopted by our board of directors in September 2000. The 2000 nonstatutory stock option plan provides for the issuance of options to purchase up to 200,000 shares of our common stock. As of June 28, 2003, there were outstanding options to acquire 166,000 shares of our common stock. Unless terminated earlier by the board of directors, the 2000 nonstatutory stock option plan will terminate in September 2010.

     The 2000 nonstatutory stock option plan may be administered by the board of directors or a committee of the board, each known as the administrator. The administrator determines the terms of options granted under the 2000 nonstatutory stock option plan, including the number of shares subject to the award, the exercise or purchase price, the vesting and/or exercisability of the award, and any other conditions to which the award is subject. The exercise price for any options granted under the 2000 nonstatutory stock option plan may be paid in cash, in shares of our common stock valued at fair market value on the exercise date, or in any other form of legal consideration that may be acceptable to the board of directors or administrator in their discretion. The option may also be exercised through a same-day sale program without any cash outlay by the optionee. In addition, the administrator may provide financial assistance to one or more optionees in the exercise of their outstanding options by allowing such individuals to deliver an interest-bearing promissory note in payment of the exercise price and any associated withholding taxes incurred in connection with such exercise or purchase. The term of options granted under the 2000 nonstatutory stock option plan may not exceed 10 years.

     If our company or its business is acquired by another corporation, we would expect that options outstanding under the 2000 nonstatutory stock option plan at the time of the transaction would be assumed or replaced with substitute options by our acquiror. If our acquiror did not agree to assume or replace outstanding awards, all options would terminate upon consummation of the acquisition. Outstanding awards and the number of shares remaining available for issuance under the 2000 nonstatutory stock option plan will be adjusted in the event of a stock split, stock dividend, or other similar change in our capital stock. The administrator has the authority to amend or terminate the 2000 nonstatutory stock option plan, but no action may be taken that impairs the rights of any holder of an outstanding option without the holder’s consent.

2001 Incentive Compensation Plan

     Our 2001 incentive compensation plan is designed to attract, motivate, retain, and reward our executives, employees, officers, directors, and independent contractors, by providing such persons with annual and long-term performance incentives to expend their maximum efforts in the creation of stockholder value. The 2001 incentive compensation plan was adopted by our board of directors in March 2001 and approved by our stockholders in November 2001. Under the 2001 incentive compensation plan, an aggregate of 3,838,077 shares of common stock as of the end of fiscal 2003 may be issued pursuant to the granting of options to acquire common stock, the direct granting of restricted common stock and deferred stock, the granting of stock appreciation rights, or the granting of dividend equivalents. On the first day of each calendar quarter an additional number of shares equal to 1 1/2% of the total number of shares then outstanding will continue to be added to the number of shares that may be subject to the granting of awards. As of June 28, 2003, there were outstanding options to acquire 2,029,259 shares of our common stock under the 2001 incentive compensation plan and 43,595 shares had been issued upon exercise of outstanding options.

     The 2001 incentive compensation plan may be administered by the board of directors or a committee of the board. The committee or the board of directors determines the persons to receive awards, the type and number of awards to be granted, the vesting and exercisability of the awards, and any other conditions to which the awards are subject. Awards may be settled in the form of cash, shares of common stock, other awards, or other property in the discretion of the committee or the board of directors.

     The committee or the board of directors may, in its discretion, accelerate the exercisability, the lapsing of restrictions, or the expiration of deferral or vesting periods of any award, and such accelerated exercisability, lapse, expiration, and, if so provided in the award agreement, vesting will occur automatically in the case of a “change in control” of our company. In addition, the committee or the board of directors may provide in an award agreement that the performance goals relating to any performance-based award will be deemed to have been met upon the occurrence of any change in control. Upon the occurrence of a change in control, if so provided in the award agreement, stock options and certain stock appreciation rights may be cashed out based on a “change in control price,” which will be the higher of (1) the cash and fair market value of property that is the highest price per share paid in any reorganization, merger, consolidation, liquidation, dissolution, or sale of substantially all assets of our company, or (2) the highest fair market value per share at any time during the 60 days before and 60 days after a change in control.

     The board of directors may amend, alter, suspend, discontinue, or terminate the 2001 incentive compensation plan or the committee’s authority to grant awards without further stockholder approval, except stockholder approval must be obtained for any amendment or alteration if such approval is required by law or regulation or under the rules of any stock exchange or quotation system on which shares of our common stock are then listed or quoted. Unless terminated earlier by the board of directors, the 2001 incentive compensation plan will terminate at such time as no shares of common stock remain available for issuance under the plan and we have no further rights or obligations with respect to outstanding awards under the plan.

2001 Employee Stock Purchase Plan

     Our 2001 employee stock purchase plan is designed to encourage stock ownership in our company by our employees, thereby enhancing employee interest in our continued success. The plan was adopted by our board of directors in February 2001 and approved by our stockholders in November 2001. One million shares of our common stock were initially reserved for issuance under the plan. An annual increase is made of the lesser of 500,000 shares, 1% of all shares of common stock outstanding, or a lesser amount determined by the board of directors. As of June 28, 2003, there were 1,231,827 shares reserved for issuance under the plan. During fiscal 2003, 161,352 shares of common stock were issued under the plan.

     The plan is currently administered by our board of directors. Under the plan’s terms, however, the board may appoint a committee to administer the plan. The plan gives broad powers to the board or the committee to administer and interpret the plan.

     The plan permits employees to purchase our common stock at a favorable price and possibly with favorable tax consequences to the participants. All employees of our company or of those subsidiaries designated by the board who are regularly scheduled to work at least 20 hours per week for more than five months per year are eligible to participate in any of the purchase periods of the plan after completing 90 days of continuous employment. However, any participant who would own (as determined under the Internal Revenue Code), immediately after the grant of an option, stock possessing 5% or more of the total combined voting power or value of all classes of the stock of our company will not be granted an option under the plan.

     The plan is implemented in a series of successive offering periods, each having a maximum duration of 24 months. The initial offering period ends on December 31, 2003. If the fair market value per share of our common stock on any purchase date is less than the fair market value per share on the start date of a 24-month offering period, then that offering period will automatically terminate, and a new 24-month offering period will begin on the next business day. All participants in the terminated offering will be transferred to the new offering period.

     Eligible employees may elect to participate in the plan on January 1 or July 1 of each year. Subject to certain limitations determined in accordance with calculations set forth in the plan, a participating employee is granted the right to purchase shares of common stock on the last business day on or before each June 30 and December 31 during which the employee is a participant in the plan. Upon enrollment in the plan, the participant authorizes a payroll deduction, on an after-tax basis, in an amount of not less than 1% and not more than 15% of the participant’s compensation on each payroll date. Payment on the initial purchase date in the first offering period will be a lump-sum payment unless the participant elects otherwise. Unless the participant withdraws from the plan, the participant’s option for the purchase of shares will be exercised automatically on each exercise date, and the maximum number of full shares subject to the option will be purchased for the participant at the applicable exercise price with the accumulated plan contributions then credited to the participant’s account under the plan. The option exercise price per share may not be less than 85% of the lower of the market price on the first day of the offering period or the market price on the exercise date, unless the participant’s entry date is not the first day of the offering period, in which case the exercise price may not be lower than 85% of the greater of the market price on the first day of the offering period or the market price of the common stock on the entry date.

     As required by tax law, no participant may receive an option under the plan for shares that have a fair market value in excess of $25,000 for any calendar year, determined at the time the option is granted. Any funds not used to purchase shares will remain credited to the participant’s bookkeeping account and applied to the purchase of shares of common stock in the next succeeding purchase period. No interest is paid on funds withheld, and those funds are used by our company for general operating purposes.

     No plan contributions or options granted under the plan are assignable or transferable, other than by will or by the laws of descent and distribution or as provided under the plan. During the lifetime of a participant, an option is exercisable only by that participant. The expiration date of the plan will be determined by the board and may be made any time following the close of any six-month exercise period, but may not be longer than 10 years from the date of the first grant. If our company dissolves or liquidates, the offering period will terminate immediately prior to the consummation of that action, unless otherwise provided by the board. In the event of a merger or a sale of all or substantially all of our company’s assets, each option under the plan will be assumed or an equivalent option substituted by the successor corporation, unless the board, in its sole discretion, accelerates the date on which the options may be exercised. The unexercised portion of any option granted to an employee under the plan will be automatically terminated immediately upon the termination for any reason, including retirement or death, of the employee’s employment.

     The plan provides for adjustment of the number of shares for which options may be granted, the number of shares subject to outstanding options, and the exercise price of outstanding options in the event of any increase or decrease in the number of issued and outstanding shares as a result of one or more reorganizations, restructurings, recapitalizations, reclassifications, stock splits, reverse stock splits, or stock dividends.

     The board or the committee may amend, suspend, or terminate the plan at any time, provided that such amendment may not adversely affect the rights of the holder of an option and the plan may not be amended if such amendment would in any way cause rights issued under the plan to fail to meet the requirements for employee stock purchase plans as defined in Section 423 of the Internal Revenue Code, or would cause the plan to fail to comply with Rule 16b-3 under the Exchange Act.

     Our stockholders will not have any preemptive rights to purchase or subscribe for the shares reserved for issuance under the plan. If any option granted under the plan expires or terminates for any reason other than having been exercised in full, the unpurchased shares subject to that option will again be available for purposes of the plan.

401(k) Retirement Savings Plan

     In July 1991, we adopted a 401(k) retirement savings plan for which our employees generally are eligible. The plan is intended to qualify under Section 401(k) of the Internal Revenue Code, so that contributions to the plan by employees or by us and the investment earnings on the contributions are not taxable to the employees until withdrawn. Our contributions are deductible by us when made. Our employees may elect to reduce their current compensation by an amount equal to the maximum of 25% of total annual compensation or the annual limit permitted by law and to have those funds contributed to the plan. Although we may make matching contributions to the plan on behalf of all participants, we have not made any contributions since the plan’s adoption.

EQUITY COMPENSATION PLAN INFORMATION

     The following table sets forth information with respect to our common stock that may be issued upon the exercise of stock options under our 1986 incentive stock option plan and 1986 supplemental stock option plan, 1996 stock option plan, 2000 nonstatutory stock option plan, and 2001 incentive compensation plan as of June 28, 2003.

			(c) Number of Securities
	(a) Number of		Remaining Available for
	Securities to be	(b) Weighted-	Future Issuance Under
	Issued Upon Exercise	Average Exercise	Equity Compensation
	of Outstanding	Price of Outstanding	Plans (Excluding
	Options, Warrants,	Options, Warrants,	Securities Reflected in
Plan Category	and Rights	and Rights	Column(a))

Equity Compensation Plans Approved by Stockholders	5,043,194	$3.12	1,973,522
Equity Compensation Plans Not Approved By Stockholders	166,000	$8.50	34,000
Total	5,209,194		2,007,522

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Certain executive officers elected to pay the exercise price for some of their outstanding options with full recourse promissory notes secured by the common stock underlying the options. The notes bear interest at rates ranging from 4.5% to 6.1% per year. The notes become due over the period from April 2003 to October 2009 or upon termination of employment, whichever is earlier. The total original amount for notes for Mr. Lee is $525,000, for Mr. Knittel is $200,000, and for Mr. Lau, a former executive officer, is $107,500. Mr. Lau’s note was paid in full in the first quarter of fiscal 2003 and Mr. Lee’s and Mr. Knittel’s notes were paid in full in the third and fourth quarter of fiscal 2003.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

Introduction

     The compensation committee of the board of directors of our company consists exclusively of non-employee directors. The committee is responsible for reviewing and establishing compensation practices, executive salary levels, and variable compensation programs, both cash-based and equity-based. The committee generally reviews base salary levels for executive officers at the beginning of each fiscal year and sets actual bonuses at the end of each fiscal year based upon individual executive performance and the performance of our company.

     Richard L. Sanquini is the Chairman of the Committee, and Federico Faggin is the other committee member.

Philosophy

     Our executive compensation program seeks to provide a level of compensation that is competitive with companies similar in both size and industry. The committee obtains the comparative data used to assess competitiveness from a variety of resources. Actual total compensation levels may differ from competitive levels in surveyed companies as a result of annual and long-term company performance, as well as individual performance. The committee uses its discretion to establish executive compensation when, in its judgment, external, internal, or an individual’s circumstances warrant.

Compensation Program

     The primary components of executive compensation consist of base salary, annual incentive bonuses, and stock option grants.

     Base Salary

     The committee establishes salaries for executive officers based on the overall performance of our company and an evaluation of individual executive performance. The committee makes final decisions on any adjustments to the base salary for executives in conjunction with the recommendations of the Chief Executive Officer. The committee’s evaluation of the recommendations of the Chief Executive Officer considers the same factors outlined above and is subjective, with no particular weight assigned to any one factor. Base salaries for the executive officers (except for the chief executive officer) were increased in 2003 by approximately 3% each.

     Annual Incentive Bonuses

     Annual bonuses are intended to provide incentive compensation to key officers and employees who contribute substantially to the success of our company. The granting of such awards is based upon the achievement of company performance objectives and predefined individual performance objectives. Individual performance objectives are developed for every senior level manager and key employee early in each fiscal year. After the first half of the year and upon the close of each fiscal year, executive management and the committee conduct an assessment of individual performance achieved versus individual performance objectives for our officers. This assessment may include but not be limited to individual responsibility, performance, and compensation level. Simultaneously, the board of directors conducts an assessment of our company’s overall performance to date, which may include but not be limited to the achievement of sales, net income, and other performance criteria. The combination of these factors determines any incentive bonuses to be paid.

     Based on both individual performances and the assessment of our company’s overall performance in 2003, bonuses were awarded to our named executive officers as set forth under “Executive Compensation.”

     Stock Option Grants

     Our company grants stock options periodically to our employees to provide additional incentive to work to maximize long-term total return to stockholders. Under each stock option plan, the board of directors is specified to act as the plan administrator, although the board of directors has authorized the compensation committee to make decisions regarding grants of options to senior officers of our company. In general, stock options are granted to employees at the onset of employment. If, in the opinion of the plan administrator, the outstanding service of an existing employee merits an increase in the number of options held, however, the plan administrator may elect to issue additional stock options to that employee. The vesting period on grants is generally four years for newly hired employees. The vesting schedule is generally 25% on the first anniversary of the grant date and 1/48th of the total shares each month thereafter in order to encourage optionholders to continue in the employ of our company. Certain officers and key employees may sometimes have longer vesting schedules with vesting starting two or more years after the grant date. In fiscal 2003, the issuance of stock options to certain executive officers and other employees was authorized, including those to our named executive officers as set forth under “Executive Compensation – Option Grants in Last Fiscal Year.”

     Benefits

     Our company provides various employee benefit programs to executive officers, including medical, dental, vision, life, and long-term disability insurance benefits, and a 401(k) retirement savings plan. These benefits are generally available to all employees of our company.

     Chief Executive Officer Compensation

     The committee considers the same factors outlined above for other executive officers in evaluating the base salary and other compensation of Francis F. Lee, the Chief Executive Officer of our company. The committee’s evaluation of Mr. Lee’s base salary is subjective, with no particular weight assigned to any one factor. The committee increased Mr. Lee’s annual base salary to $278,000 for fiscal 2003. Based upon an assessment of overall company performance in fiscal 2003, the committee also determined that Mr. Lee would receive a $175,000 bonus in 2003. In February 2003, the committee granted Mr. Lee an option to purchase 200,000 shares of common stock in order to provide a long-term incentive program for Mr. Lee.

Compliance with Internal Revenue Code Section 162(m)

     Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation in excess of $1 million paid to each of any publicly held corporation’s chief executive officer and four other most highly compensated executive officers. Qualifying performance-based compensation is not subject to the deduction limit if certain requirements are met. Our company currently intends to structure the performance-based portion of the compensation of executive officers in a manner that complies with Section 162(m).

     This report has been furnished by the compensation committee to the board of directors.

Richard L. Sanquini, Chairman
Federico Faggin

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During fiscal 2003, the compensation committee consisted of Mr. Faggin and Mr. Sanquini. Mr. Faggin is our Chairman of the Board and previously served as our President. No interlocking relationship exists between any member of our board of directors or our compensation committee and any member of the board of directors or compensation committee of any other company.

AUDIT COMMITTEE REPORT

     The board of directors has appointed an audit committee consisting of three directors. During fiscal 2003, the members of the audit committee were Keith B. Geeslin, Richard L. Sanquini, and W. Ronald Van Dell. Mr. Geeslin and Mr. Van Dell are “independent” of our company and management, as that term is defined in the Nasdaq listing requirements. Mr. Sanquini was not independent of our company due to the amount of compensation he has received in the past as payment for consulting services he provided to our company. The board determined, however, that due to Mr. Sanquini’s background and long-time involvement with our company, as well as his special expertise and knowledge of the industry, it is in the best interests of our company and our stockholders that Mr. Sanquini serve on the audit committee. As of July 1, 2003, Mr. Sanquini is independent as currently defined by Nasdaq.

     The primary responsibility of the committee is to assist the board of directors in fulfilling its responsibility to oversee management’s conduct of our company’s financial reporting process, including overseeing the financial reports and other financial information provided by our company to governmental or regulatory bodies (such as the

SEC), the public, and other users thereof; our company’s systems of internal accounting and financial controls; and the annual independent audit of our company’s financial statements.

     Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. The independent auditors are responsible for auditing the financial statements and expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States.

     In fulfilling its oversight responsibilities, the committee reviewed and discussed the audited financial statements with management and the independent auditors. The committee discussed with the independent auditors the matters required to be discussed by Statement of Auditing Standards No. 61. This included a discussion of the auditors’ judgments as to the quality, not just the acceptability, of our company’s accounting principles and such other matters as are required to be discussed with the committee under generally accepted auditing standards. In addition, the committee received from the independent auditors written disclosures and the letter required by Independence Standards Board Standard No. 1. The committee also discussed with the independent auditors the auditors’ independence from management and our company, including the matters covered by the written disclosures and letter provided by the independent auditors, and considered the compatibility of non-audit services with auditor independence.

     The committee discussed with the independent auditors the overall scope and plans for their audits. The committee met with the independent auditors, with and without management present, to discuss the results of their audit, their consideration of our company’s internal controls, and the overall quality of the financial reporting. The committee held five meetings with management of our company, four of which were attended by our independent auditors, with respect to the company’s financial statements and audit or quarterly review procedures.

     Based on the reviews and discussions referred to above, the committee recommended to the board of directors, and the board approved, that the audited financial statements be included in our company’s Annual Report on Form 10-K for the year ended June 28, 2003 for filing with the SEC. The committee also has recommended the selection of our company’s independent auditors.

     The board of directors has adopted a written charter for the audit committee, which was filed as an appendix to the company’s 2002 proxy statement.

     The report has been furnished by the audit committee to the board of directors.

Keith B. Geeslin, Chairman
Richard L. Sanquini
W. Ronald Van Dell

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires our directors, officers, and persons that own more than 10% of a registered class of our company’s equity securities to file reports of ownership and changes in ownership with the SEC. Officers, directors, and greater than 10% stockholders are required by SEC regulations to furnish our company with copies of all Section 16(a) forms they file.

     Based solely upon our review of the copies of such forms received by us during the fiscal year ended June 28, 2003, and written representations that no other reports were required, we believe that each person who, at any time during such fiscal year, was a director, officer, or beneficial owner of more than 10% of our common stock complied with all Section 16(a) filing requirements during such fiscal year, except that Mr. Spade, an officer, filed a late Form 4 covering one sale transaction and Mr. Van Dell, a director, filed a late Form 4 covering one grant of stock options. Messrs. Kirby, Day, Knittel, Spade and Stacy filed a late Form 5 covering one grant of stock options.

PERFORMANCE GRAPH

     The following line graph compares cumulative total stockholder returns for the period from our initial public offering through the year ended June 28, 2003 for (1) our common stock, (2) the Nasdaq Composite Index, and (3) the Nasdaq Computer Index. The graph assumes an investment of $100 on January 29, 2002, the date on which our common stock began trading on Nasdaq as a result of our initial public offering. The calculations of cumulative stockholder return on the Nasdaq Composite Index and the Nasdaq Computer Index include reinvestment of dividends. The calculation of cumulative stockholder return on our common stock does not include reinvestment of dividends because we did not pay dividends during the measurement period. The performance shown is not necessarily indicative of future performance.

SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS,
DIRECTORS, AND OFFICERS

     The following table sets forth certain information regarding the beneficial ownership of our common stock on September 1, 2003 by (1) each director; (2) the named executive officers as set forth under “Executive Compensation”; (3) all directors and executive officers as a group; and (4) each person or entity known by us to beneficially own or to exercise voting or dispositive control over more than 5% of our common stock.

	Shares Beneficially Owned

Name of Beneficial Owner	Number(1)	Percent(2)

Directors and Executive Officers:
Federico Faggin(3)	1,112,683	4.6%
Francis F. Lee(4)	778,105	3.2%
Donald E. Kirby(5)	231,081	1.0%
Shawn P. Day, Ph.D.(6)	170,758	*
Russell J. Knittel(7)	123,911	*
Thomas D. Spade(8)	73,799	*
Keith B. Geeslin(9)	59,905	*
Richard L. Sanquini(10)	81,666	*
W. Ronald Van Dell(11)	5,209	*
All directors and executive officers as a group (thirteen persons)	2,885,743	11.4%

5% Stockholders:
T. Rowe Price Associates, Inc.(12)	1,690,546	7.0%

* Less than 1%.

(1) Except as otherwise indicated, each person named in the table has sole voting and investment power with respect to all common stock beneficially owned, subject to applicable community property laws. Except as otherwise indicated, each person may be reached at 2381 Bering Drive, San Jose, California 95131. The numbers and percentages shown include the shares of common stock actually owned as of September 1, 2003 and the shares of common stock that the identified person or group had the right to acquire within 60 days of such date.

(2) The percentages shown are calculated based on 24,033,525 shares of common stock outstanding on September 1, 2003. In calculating the percentage of ownership, all shares of common stock that the identified person or group had the right to acquire within 60 days of September 1, 2003 upon the exercise of options are deemed to be outstanding for the purpose of computing the percentage of the shares of common stock owned by that person or group, but are not deemed to be outstanding for the purpose of computing the percentage of the shares of common stock owned by any other person or group.

(3) Includes an aggregate of 1,000 shares held by Mr. Faggin’s son, 100,000 shares held by 1999 Faggin Trust fbo Eric Faggin, and 138,124 shares issuable upon exercise of vested stock options. Mr. Faggin disclaims beneficial ownership of the shares held by his son, and this proxy statement shall not be deemed to be an admission that Mr. Faggin is the beneficial owner of these shares for any purpose.

(4) Includes 4,000 shares held by Mr. Lee’s daughter, 8,000 shares held by Mr. Lee as custodian for his children, 187,000 shares held by Francis F. Lee and Evelyn C. Lee as Co-Trustees of the Lee 1999 Living Trust, 100,000 shares held by Evelyn C. Lee, Trustee of the Evelyn Lee 2002 Irrevocable Trust, 100,000 shares held by Francis F. Lee, Trustee of the Francis Lee 2002 Irrevocable Trust, and 375,000 shares issuable upon exercise of vested stock options. Mr. Lee disclaims beneficial ownership of the shares held by his daughter, and this proxy statement shall not be deemed to be an admission that Mr. Lee is the beneficial owner of these shares for any purpose.

(5) Includes 226,977 shares issuable upon exercise of vested stock options.

(6) Includes 86,249 shares issuable upon exercise of vested stock options.

(7) Includes 2,700 shares held by Mr. Knittel’s son and 120,311 shares issuable upon exercise of vested stock options. Mr. Knittel disclaims beneficial ownership of the shares held by his son, and this proxy statement shall not be deemed to be an admission that Mr. Knittel is the beneficial owner of these shares for any purpose.

(8) Includes 73,795 shares issuable upon exercise of vested stock options.

(9) Includes 42,707 shares issuable upon exercise of vested stock options.

(10) Includes 7,700 shares held by Richard L. Sanquini, Trustee of the Sanquini 2002 Living Trust, and 48,958 shares issuable upon exercise of vested stock options.

(11) Represents 5,209 shares issuable upon exercise of vested stock options.

(12) The information is as reported on Schedule 13G as filed February 12, 2003. The address of T. Rowe Price Associates, Inc. is 100 E. Pratt Street, Baltimore, Maryland 21202. The shares are owned by various individual and institutional investors for which T. Rowe Price Associates, Inc. (“Price Associates”) serves as an investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such shares; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such shares.

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

     On March 25, 2003, we dismissed Ernst & Young LLP as our independent accountants. The audit reports of Ernst & Young LLP on our consolidated financial statements as of and for the years ended June 30, 2001 and 2002 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles. Our board of directors and audit committee participated in and approved the decision to change independent accountants. In connection with the audits for the fiscal years ended June 30, 2001 and 2002 and the subsequent interim period from June 30, 2002 through and including March 25, 2003, there were no disagreements with Ernst & Young LLP on any matter of accounting principle or practice, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of Ernst & Young LLP would have caused them to make reference to them in their report on the financial statements for those years. During the fiscal years ended June 30, 2001 and 2002 and the subsequent interim period from June 30, 2002 through and including March 25, 2003, there were no reportable events (as defined in Regulation S-K Item 304(a)(1)(v)). We requested a letter from Ernst & Young LLP stating whether or not it agreed with the above statements. A copy of such letter from Ernst & Young LLP dated March 27, 2003 was filed as Exhibit 16 to our Current Report on Form 8-K filed with the SEC on March 31, 2003.

     We engaged KPMG LLP as our new independent public accountants as of March 25, 2003. During the fiscal years ended June 30, 2001 and 2002 and the subsequent interim period from June 30, 2002 through and including March 25, 2003, we had not consulted with KPMG LLP regarding (1) the application of accounting principles to a specified transaction, either completed or proposed; (2) the type of audit opinion that might be rendered on our financial statements, and in no case was a written report provided to us nor was oral advice provided that we concluded was an important factor in reaching a decision as to an accounting, auditing, or financial reporting issue; or (3) any matter that was either the subject of a disagreement, as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K, or a reportable event, as that term is defined in Item 304(a)(1)(v) of Regulation S-K.

     Our audit committee has appointed KPMG LLP, independent public accountants, to audit the consolidated financial statements of our company for the fiscal year ending June 26, 2004 and recommends that stockholders vote in favor of the ratification of such appointment. In the event of a negative vote on such ratification, the audit committee will reconsider its selection. We anticipate that representatives of KPMG LLP will be present at the meeting, will have the opportunity to make a statement if they desire, and will be available to respond to appropriate questions.

     The audit committee has considered whether the provision of non-audit services by KPMG LLP is compatible with maintaining KPMG LLP ‘s independence.

Audit Fees

     The aggregate fees for professional services rendered by KPMG LLP for the audit of our annual financial statements for the year ended June 28, 2003 and for the reviews of the interim financial statements included in our Quarterly Reports on Form 10-Q for that fiscal year were $155,000. The aggregate fees for professional services rendered by Ernst & Young LLP for the audit of our annual financial statements for the year ended June 30, 2002 and for the reviews of the interim financial statements included in our Quarterly Reports on Form 10-Q for that fiscal year were $179,300.

Audit-Related Fees

     KPMG LLP billed us $11,980 for the year ended June 28, 2003 for audit-related services primarily related to SEC compliance. Ernst & Young LLP billed us $394,900 for the year ended June 30, 2002 for audit-related services primarily related to our initial public offering and SEC compliance. These amounts are not included in the amounts listed under “Audit Fees” above. Ernst & Young LLP did not provide any services related to financial information systems design and implementation during 2002.

Tax Fees

     KPMG LLP billed us $25,000 for the year ended June 28, 2003 for tax compliance and tax advisory work. Ernst & Young LLP billed us $36,000 for the year ended June 30, 2002 for tax compliance and tax advisory work.

All Other Fees

     KPMG LLP did not bill us for any products or services for the year ended June 28, 2003 except as set forth above. Ernst & Young LLP did not bill us for any products or services for the year ended June 30, 2002 except as set forth above.

DEADLINE FOR RECEIPT OF STOCKHOLDERS PROPOSALS

     Stockholder proposals that are intended to be presented by stockholders at the annual meeting of stockholders for the fiscal year ending June 26, 2004 must be received by us no later than June 14, 2004, in order to be included in the proxy statement and form of proxy relating to such meeting.

     Pursuant to Rule 14a-4 under the Exchange Act, we intend to retain discretionary authority to vote proxies with respect to stockholder proposals for which the proponent does not seek to have us include the proposed matter in the proxy statement for the annual meeting to be held during calendar 2004, except in circumstances where (1) we receive notice of the proposed matter no later than August 2, 2004, and (2) the proponent complies with the other requirements set forth in Rule 14a-4.

OTHER MATTERS

     We know of no other matters to be submitted to the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as our board of directors may recommend.

Dated: September 12, 2003

PROXY CARD

SYNAPTICS INCORPORATED
2381 BERING DRIVE
SAN JOSE, CALIFORNIA 95131

2003 ANNUAL MEETING OF STOCKHOLDERS
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned stockholder of SYNAPTICS INCORPORATED, a Delaware corporation (the “Company”), hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement of the Company, each dated September 12, 2003, and hereby appoints Francis F. Lee and Russ J. Knittel, and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2003 Annual Meeting of Stockholders of the Company, to be held on Tuesday, October 21, 2003, at 1:00 p.m., local time, at the Hyatt San Jose located at 1740 North First Street, San Jose, California, and at any adjournment or adjournments thereof, and to vote all shares of the Company’s Common Stock that the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side.

     A majority of such proxies or substitutes as shall be present and shall act at the meeting or any adjournment or adjournments thereof (or if only one shall be present and act, then that one) shall have and may exercise all of the powers of said proxies hereunder.

(Continued and to be signed on the other side.)

     COMMENTS:

ANNUAL MEETING OF STOCKHOLDERS OF

SYNAPTICS INCORPORATED

October 21, 2003

Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.

âPLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED.â

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSAL 2.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1.	Election of Directors:	2.	Proposal to ratify the appointment of KPMG LLP as the company’s independent public accountants for the fiscal year ending June 26, 2004.	FOR ☐	AGAINST ☐	ABSTAIN ☐

	NOMINEE:
	☐ Keith B. Geeslin

☐	FOR THE NOMINEE	and upon such matters which may properly come before the meeting or any adjournment or adjournments thereof.

☐	WITHHOLD AUTHORITY FOR THE NOMINEE	This Proxy will be voted as directed or, if no contrary direction is indicated, will be voted FOR the election of the director; FOR the ratification of the appointment of KPMG LLP as the company’s independent public accountants for the fiscal year ending June 26, 2004; and as said proxies deem advisable on such other matters as may come before the meeting.

		TO INCLUDE ANY COMMENTS, USE THE COMMENTS BOX ON THE REVERSE SIDE OF THIS CARD.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.	☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.